January 2025

Preliminary Pricing Supplement No. 5,866

  Registration Statement Nos. 333-275587; 333-275587-01

Dated January 13, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying stock has appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying stock, subject to the maximum payment at maturity. If the underlying stock has depreciated in price, but the underlying stock has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the underlying stock has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying stock. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 19, 2027
Underlying stock:	Tesla, Inc. common stock
Aggregate principal amount:	$
Payment at maturity:

●If the final share price is greater than the initial share price:

$1,000 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

●If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 20%:

$1,000

●If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 20%:

($1,000 × share performance factor) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity

Leveraged upside payment:	$1,000 x leverage factor x share percent change
Leverage factor:	150%
Share performance factor:	Final share price divided by the initial share price
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$ , which is the share closing price of the underlying stock on the pricing date
Final share price:	The share closing price of the underlying stock on the valuation date multiplied by the adjustment factor on such date
Valuation date:	January 13, 2027, subject to postponement for non-trading days and certain market disruption events
Buffer amount:

20%. As a result of the buffer amount of 20%, the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is $ , which is 80% of the initial share price.

Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount)
Maximum payment at maturity:	$2,000 per Buffered PLUS (200% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	January 13, 2025
Original issue date:	January 16, 2025 (3 business days after the pricing date)
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
CUSIP / ISIN:	61777R3Z4 / US61777R3Z42
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $981.00 per Buffered PLUS, or within $25.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$

(1)The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3) See “Use of proceeds and hedging” on page 14.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023    Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027 (the “Buffered PLUS”) can be used:

￭As an alternative to direct exposure to the underlying stock that enhances returns for a certain range of potential positive performance of the underlying stock, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying stock as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance in the underlying stock

Maturity:	Approximately 2 years
Leverage factor:	150%
Buffer amount:	20%
Maximum payment at maturity:	$2,000 per Buffered PLUS (200% of the stated principal amount)
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $981.00, or within $25.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

January 2025 Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the underlying stock, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying stock. Once the underlying stock has decreased in price by more than the specified buffer amount, investors are exposed to the negative performance of the underlying stock, subject to the minimum payment at maturity. At maturity, if the underlying stock has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying stock, subject to the maximum payment at maturity. At maturity, if the underlying stock has depreciated and (i) if the final share price of the underlying stock has not declined from the initial share price by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the final share price of the underlying stock has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance Up to a Cap

The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying stock, subject to the maximum payment at maturity.

Upside Scenario

The underlying stock increases in price, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 150% of the share percent change, subject to the maximum payment at maturity of $2,000 per Buffered PLUS (200% of the stated principal amount).

Par Scenario	The underlying stock declines in price by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario

The underlying stock declines in price by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying stock from the initial share price, plus the buffer amount of 20%. (Example: if the underlying stock decreases in price by 50%, the Buffered PLUS will redeem for $700, or 70% of the stated principal amount.) The minimum payment at maturity is $200 per Buffered PLUS.

January 2025 Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	20%
Maximum payment at maturity:	$2,000 per Buffered PLUS (200% of the stated principal amount)
Minimum payment at maturity:	$200 per Buffered PLUS

Buffered PLUS Payoff Diagram

The Underlying Stock
The Buffered PLUS
Payment at Maturity on the Buffered PLUS
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$2,000 Maximum Payment at Maturity
PLUS Zone
$1,000 Stated Principal Amount
Buffer Zone
$200 Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
140%
160%
66.667%
Percentage Change in the Final Share Price

How it works

￭Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying stock over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity of $2,000 per Buffered PLUS (200% of the stated principal amount) at a final share price of approximately 166.667% of the initial share price.

oIf the underlying stock appreciates 4%, the investor would receive a 6% return, or $1,060 per Buffered PLUS.

oIf the underlying stock appreciates 80%, the investor would receive only the maximum payment at maturity of $2,000 per Buffered PLUS, or 200% of the stated principal amount.

￭Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

oIf the underlying stock depreciates 5%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal

January 2025 Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

amount by an amount that is proportionate to the percentage decrease of the price of the underlying stock from the initial share price, plus the buffer amount of 20%. The minimum payment at maturity is $200 per Buffered PLUS.

oFor example, if the underlying stock depreciates 60%, investors will lose 40% of their principal and receive only $600 per Buffered PLUS at maturity, or 60% of the stated principal amount.

January 2025 Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to an Investment in the Buffered PLUS

￭The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS, subject to our credit risk. If the final share price is less than 80% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the price of the underlying stock from the initial share price plus $200 per Buffered PLUS. Accordingly, investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

￭The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $2,000 per Buffered PLUS, or 200% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 200% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than approximately 66.667% of the initial share price will not further increase the return on the Buffered PLUS.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market. Some factors that may influence the value of the Buffered PLUS include:

othe trading price and volatility (frequency and magnitude of changes in price) of the underlying stock,

odividend rates on the underlying stock,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or stock markets generally and which may affect the price of the underlying stock, othe time remaining until the Buffered PLUS mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Tesla, Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

￭The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and

January 2025 Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Buffered PLUS is not linked to the price of the underlying stock at any time other than the valuation date. The final share price will be the share closing price of the underlying stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying stock prior to such drop. Although the actual price of the underlying stock on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the share closing price of the underlying stock on the valuation date.

￭Investing in the Buffered PLUS is not equivalent to investing in the common stock of Tesla, Inc. Investing in the Buffered PLUS is not equivalent to investing in the underlying stock. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the Buffered PLUS will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

January 2025 Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

￭The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial share price, the final share price, including whether the final share price of the underlying stock has decreased to below 80% of its initial share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock and in options contracts on the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the price of the underlying stock on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Buffered PLUS, possibly retroactively.

January 2025 Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stock

￭No affiliation with Tesla, Inc. Tesla, Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Buffered PLUS. We have not made any due diligence inquiry with respect to Tesla, Inc. in connection with this offering.

￭We may engage in business with or involving Tesla, Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Tesla, Inc. without regard to your interests and thus may acquire non-public information about Tesla, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Tesla, Inc., which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the underlying stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the Buffered PLUS and your return on the Buffered PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the Buffered PLUS. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than 80% of the initial share price (resulting in a loss of a significant portion or all of your investment in the Buffered PLUS), materially and adversely affecting your return.

January 2025 Page 9

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Tesla, Inc. Overview

Tesla, Inc. designs, manufactures and sells electric vehicles and energy storage systems, as well as installs, operates and maintains solar and energy storage products. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Tesla, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-34756 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Tesla, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on January 8, 2025:

Bloomberg Ticker Symbol:	TSLA
Exchange:	Nasdaq
Current Stock Price:	$394.94
52 Weeks Ago:	$240.45
52 Week High (on 12/17/2024):	$479.86
52 Week Low (on 4/22/2024):	$142.05
Current Dividend Yield:	N/A

The following table sets forth the published high and low share closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2022 through January 8, 2025. The share closing price of the underlying stock on January 8, 2025 was $394.94. The related graph shows the share closing prices of the underlying stock for each day from January 1, 2020 through January 8, 2025. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical share closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as indication of future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the valuation date.

Common Stock of Tesla, Inc. (CUSIP 88160R101)	High ($)	Low ($)	Dividends ($)
2022
First Quarter	399.927	254.680	-
Second Quarter	381.817	209.387	-
Third Quarter	309.320	227.263	-
Fourth Quarter	249.44	109.10	-
2023
First Quarter	214.24	108.10	-
Second Quarter	274.45	153.75	-
Third Quarter	293.34	215.49	-
Fourth Quarter	263.62	197.36	-
2024
First Quarter	248.42	162.50	-
Second Quarter	197.88	142.05	-
Third Quarter	263.26	191.76	-
Fourth Quarter	479.86	213.65	-
2025
First Quarter (through January 8, 2025)	411.05	379.28	-

We make no representation as to the amount of dividends, if any, that Tesla, Inc. may pay in the future. In any event, as an investor in the Buffered PLUS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Tesla, Inc.

January 2025 Page 10

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Common Stock of Tesla, Inc. – Daily Share Closing Prices January 1, 2020 to January 8, 2025

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying stock or other securities of Tesla, Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Tesla, Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Tesla, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Tesla, Inc. could affect the value received with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

January 2025 Page 11

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Underlying stock issuer:	Tesla, Inc. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

January 2025 Page 12

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Buffered PLUS. An alternative characterization of the Buffered PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Buffered PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Buffered PLUS and current market conditions, we expect that the Buffered PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

January 2025 Page 13

Morgan Stanley Finance LLC

Buffered PLUS Based on the Performance of the Common Stock of Tesla, Inc. due January 19, 2027

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued. The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Buffered PLUS, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stock, futures and options contracts on the underlying stock or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying stock on the pricing date, and, therefore, could increase the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying stock, futures or options contracts on the underlying stock or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying stock, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

January 2025 Page 14